________________________________________________________________________________
As filed with the Securities and Exchange Commission on  September 18, 2001

                                            Registration No. 333-___________

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                         STORAGE COMPUTER CORPORATION
            (Exact name of registrant as specified in its charter)

             DELAWARE                                     02-0450593
  (State or other jurisdiction of                      (I.R.S. Employer
  incorporation or organization)                    Identification Number)


             11 RIVERSIDE STREET, NASHUA, NEW HAMPSHIRE 03062-1373
                                (603) 880-3005
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                THEODORE J. GOODLANDER, CHIEF EXECUTIVE OFFICER
                         STORAGE COMPUTER CORPORATION
                              11 RIVERSIDE STREET
                               NASHUA, NH 03062
                                (603) 880-3005
(NAME AND ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)


                                  copies to:
                            WILLIAM E. KELLY, ESQ.
                             PEABODY & ARNOLD LLP
                                50 ROWES WHARF
                               BOSTON, MA  02110
                                (617) 951-2100

     Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [__]

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [__]

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------------------
      TITLE OF EACH CLASS                                        PROPOSED MAXIMUM         PROPOSED MAXIMUM
      OF SECURITIES TO BE               AMOUNT TO BE              OFFERING PRICE         AGGREGATE  OFFERING         AMOUNT OF
          REGISTERED                     REGISTERED               PER SHARE (1)                 PRICE             REGISTRATION FEE
====================================================================================================================================
Common Stock, $0.001 par value
 per share                         1,929,013 shares (2)(3)             $4.60                 $8,873,460               $2,218.37
------------------------------------------------------------------------------------------------------------------------------------

(1) The price of $4.60, the average of the high and low prices ($4.95 and $4.25, respectively) of our common stock , $0.001 par value per share ("Common Stock") on the American Stock Exchange on September 10, 2001, is set forth solely for the purpose of computing the registration fee in accordance with Rule 457(c) under the Securities Act of 1933 as amended.

(2) The shares of Common Stock covered by this Registration Statement include shares issuable to the selling stockholder upon the conversion of 5,000 shares of the Series E Convertible Preferred Stock having a stated value of $1,000 per share ("Series E Preferred Shares"), at $6.48 per share, and the exercise a warrant for the purchase of 771,605 shares, having an exercise price of $10.80 per share, issued in connection with the sale of the Series E Preferred Shares (the "Warrant"). We have registered 1,929,013 shares of Common Stock in this registration statement in accordance with contractual obligations that require us to register 1.25 times the aggregate number of shares of Common Stock issuable upon conversion of all the Series E Preferred Shares and full exercise of the Warrant.

(3) This Registration Statement shall also cover any additional shares of Common Stock which become issuable in connection with the shares of Common Stock registered for sale hereby as a result of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock in accordance with Rule 416.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                               1,929,013 Shares

                         STORAGE COMPUTER CORPORATION
                                 Common Stock

     This prospectus relates to the public offering, which is not being underwritten, of 1,929,013 shares of our Common Stock by RGC International Investors LDC ("RGC"). These shares of Common Stock will be issued to RGC upon the conversion of the Series E Preferred Shares at the fixed price of $6.48 per share and upon exercise of the Warrant to purchase 771,605 shares of Common Stock held by the selling stockholder. Pursuant to a contractual obligation incurred at the time we sold and issued the Series E Preferred Shares and the Warrant to the selling stockholder, we are filing the registration statement of which this prospectus is a part and registering 1.25 times the aggregate number of shares of Common Stock issuable upon conversion of the Series E Preferred Shares and exercise of the Warrant. The actual number of shares of Common Stock into which the Series E Preferred Shares were convertible on August 31, 2001 was 771,605.

     The prices at which the Selling stockholder may sell shares will be determined by the prevailing market price for the shares or in negotiated transactions. Shares may be sold by RGC in accordance with the Plan of Distribution described herein. We will not receive any of the proceeds from the sale of the shares by the selling stockholder. We have agreed to indemnify the selling stockholder and certain other persons against liabilities under the Securities Act to the extent permitted by law, but we will not be paying any underwriting commissions or discounts in the offering of shares by the selling stockholder.

     Our Common Stock is traded on the American Stock Exchange under the symbol "SOS." On September 10, 2001, the average of the high and low prices for our Common Stock was $4.60 per share.

     Please see "Where You Can Find More Information" on page 6 for additional information about us on file with the United States Securities and Exchange Commission.

THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. PLEASE CONSIDER CAREFULLY THE RISK FACTORS BEGINNING AT PAGE 7 IN THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is _________________.

                               TABLE OF CONTENTS

                                                            PAGE
THE COMPANY...............................................     6
WHERE YOU CAN FIND MORE INFORMATION.......................     6
FORWARD-LOOKING STATEMENTS................................     7
RISK FACTORS..............................................     7
USE OF PROCEEDS...........................................    15
DIVIDEND POLICY...........................................    15
SELLING STOCKHOLDER.......................................    15
DESCRIPTION OF CAPITAL STOCK..............................    17
PLAN OF DISTRIBUTION......................................    19
LEGAL MATTERS.............................................    21
EXPERTS...................................................    21

                                  THE COMPANY

     Storage Computer Corporation develops and manufactures software-driven multi-host storage solutions used to drive core business applications. We solve our customers' business problems through our StorageSuite(TM) product line and OmniRAID(TM) and OmniFORCE(TM) storage software. Based on an open systems, standards-based architecture, these solutions support highly interactive applications, many different servers accessing the same data, and multiple users accessing data from different locations. We pioneered the RAID 7(R) technology incorporated in our "Virtual Storage Architecture", which forms the basis for our "StorageSuite" product family. Based upon this performance-optimized architecture, the "StorageSuite" family combines intelligent controller, disk drive, and memory technology with patented memory mapping techniques and a powerful real-time operating system to deliver high-performance and data protection across the mix of applications found in today's open system environments.

     The Company was organized as a Delaware corporation in 1991. Our principal executive offices and manufacturing facilities are located at 11 Riverside Street, Nashua, New Hampshire, Telephone: (603) 880-3005.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). You may read and copy any document we file with the SEC at the SEC's public reference facilities located at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the SEC's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, or 7 World Trade Center, Suite 1300, New York, New York 10048. You may also obtain copies of our filed documents directly from the SEC at prescribed rates by writing to the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public on the SEC's Website at "http://www.sec.gov."

     The SEC allows us to "incorporate by reference" into this prospectus information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference, which we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supercede the information contained in this prospectus. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

     1. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

     2. Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2001.

     3. Our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2001;

     4. Our Report on Form 8-K filed with the SEC on August 22, 2001; and

     5. The description of our Common Stock contained in our Registration Statement on Form 8-A filed February 5, 1995.

You may request a copy of these filings, at no cost to you, by writing or telephoning us at the following address or number:

                  Storage Computer Corporation
                  Attention: Peter N. Hood, Chief Financial Officer 11 Riverside Street
                  Nashua, New Hampshire 03062-1373
                  Telephone: (603) 880-3005

     You should rely only on the information provided in this prospectus or incorporated by reference. We have authorized no one to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

                           FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management's beliefs and certain assumptions made by us. Words such as "anticipates", "expects", "intends", "believes", "seeks", "estimates" and variations of these words or similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult. Therefore, our actual results could differ materially from those expressed or forecasted in any forward-looking statements as a result of a variety of factors, including those set forth in "Risk Factors" below and elsewhere in, or incorporated by reference into, this prospectus. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                                  RISK FACTORS

     You should carefully consider the following risk factors, together with the other information contained in this prospectus, including information incorporated by reference, before purchasing our Common Stock. If any of the following risks actually occur, they could seriously harm our business, financial condition or results of operations. Because an investment in our Common Stock involves a high degree of risk, you should be aware that you could lose all or part of your investment.

FACTORS BEYOND OUR CONTROL COULD CAUSE OUR QUARTERLY RESULTS TO FLUCTUATE.

     Our quarterly operating results have varied widely in the past. As a result, we believe that period-to-period comparisons of our results of operations are not necessarily meaningful and should not be relied upon as indicators of future performance. Many of the factors that could cause our quarterly operating results to fluctuate significantly in the future are beyond our control and include the following:

     .  the level of competition in our target product markets;

     .  the size, timing and cancellation of significant orders;

     .  product configuration and mix;

     .  market acceptance of new products and product enhancements;

     .  new product announcements or introductions by us or our competitors;

     . deferrals of customer orders in anticipation of new products or product enhancements;

     .  changes in pricing by us or our competitors;

     . our ability to timely develop, introduce and market new products and enhancements;

     .  supply constraints;

     .  technological changes in our target product markets;

     . the levels of expenditure on research and development and expansion of our sales and marketing programs;

     .  seasonality; and

     .  general economic trends.

     In addition, sales for any future quarter may vary and accordingly be inconsistent with our plans. We generally operate with limited order backlog because our products are typically shipped shortly after orders are received. As a result, product sales in any quarter are generally dependent on orders booked and shipped in that quarter. Product sales are also difficult to forecast because the storage server market is rapidly evolving and our sales cycle varies substantially from customer to customer.

     Due to all of the foregoing factors, it is possible that in one or more future quarters our results may fall below the expectations of public market analysts and investors. In such event, the trading price of our Common Stock would likely decrease.

OUR GROSS MARGINS MAY VARY BASED ON THE CONFIGURATION OF OUR PRODUCTS.

     We derive a significant portion of our sales from the resale of disk drives as components of our storage servers, and the resale market for hard disk drives is highly competitive and subject to intense pricing pressures. Our sales of disk drives generate lower gross margin percentages than those of our storage server products. As a result, as we sell more highly configured systems with greater disk drive content, overall gross margin percentages will be negatively affected.

     Our gross margins have been and may continue to be affected by a variety of other factors, including:

     .  competition;

     .  direct versus indirect sales;

     . the mix and average selling prices of products, including software licensing;

     .  new product introductions and enhancements; and

     .  the cost of components and manufacturing labor.

A SIGNIFICANT PERCENTAGE OF OUR EXPENSES ARE FIXED, WHICH COULD AFFECT OUR NET INCOME.

     Our expense levels are based in part on our expectations as to future sales and a significant percentage of our expenses are fixed. As a result, if sales levels are below expectations, net income may be disproportionately affected.

OUR FUTURE FINANCIAL PERFORMANCE DEPENDS ON GROWTH IN THE STORAGE SERVER MARKET AND LACK OF GROWTH WILL HAVE A MATERIAL ADVERSE EFFECT ON OUR OPERATING RESULTS.

     Our future financial performance will depend in large part on continued growth in the storage server market and on emerging standards in this market. We cannot assure you that the market for storage servers will continue to grow or that emerging standards in the storage server market will not adversely affect the growth of UNIX and Windows NT server markets.

IF WE FAIL TO MANAGE OUR EXPANDING BUSINESS EFFECTIVELY, OUR OPERATING RESULTS COULD BE MATERIALLY ADVERSELY AFFECTED.

     Our future operating results depend to a large extent on management's ability to successfully manage expansion and growth, including integration of the business of our recently acquired subsidiary, CyberStorage Systems Corporation, our expanding international operations, forecasting revenues, addressing new markets, controlling expenses, implementing infrastructure and systems and managing our assets. In addition, an unexpected decline in the growth rate of revenues without a corresponding and timely reduction in expense growth or a failure to manage other aspects of growth could materially adversely affect our operating results.

WE DEPEND ON ATTRACTING AND RETAINING QUALIFIED TECHNICAL AND SALES PERSONNEL.

     Our continued success depends, in part, on our ability to identify, attract, motivate and retain qualified technical and sales personnel. Because our future success is dependent on our ability to continue to enhance and introduce new products, we are particularly dependent on our ability to identify, attract, motivate and retain qualified engineers with the requisite education, backgrounds and industry experience. Competition for qualified engineers, is intense. The loss of the services of a significant number of our engineers or sales people could be disruptive to our development efforts or business relationships and could materially adversely affect our operating results.

WE RELY UPON A LIMITED NUMBER OF SUPPLIERS AND ANY DISRUPTION OR TERMINATION OF THESE SUPPLY ARRANGEMENTS COULD DELAY SHIPMENT OF OUR PRODUCTS AND COULD MATERIALLY ADVERSELY AFFECT OUR OPERATING RESULTS.

     We rely upon a limited number of suppliers of several key components utilized in the assembly of our products. We purchase our disk drives, computer boards and microprocessors from a limited number of suppliers. Our reliance on a limited number of suppliers involves several risks, including:

     . a potential inability to obtain an adequate supply of required components because we do not have long-term supply commitments;

     .  price increases;

     .  timely delivery; and

     .  component quality.

     Component quality is particularly significant with respect to our suppliers of disk drives. In order to meet product performance requirements, we must obtain disk drives of extremely high quality and capacity. In addition, there are periodic supply and demand issues for disk drives, microprocessors and for semiconductor memory components, which could result in component shortages, selective supply allocations and increased prices of such components. We cannot assure you that we will be able to obtain our full requirements of such components in the future or that prices of such components will not increase. In addition, problems with respect to yield and quality of such components and timeliness of deliveries could occur. Disruption or termination of the supply of these components could delay shipments of our products and could materially adversely affect our operating results. Such delays could also damage relationships with current and prospective customers.

WE DEPEND UPON OUR RESEARCH AND DEVELOPMENT EFFORTS TO DEVELOP AND INTRODUCE NEW PRODUCTS AND ANY FAILURE TO DEVELOP AND INTRODUCE NEW PRODUCTS SUCCESSFULLY COULD MATERIALLY ADVERSELY AFFECT OUR OPERATING RESULTS.

     Our future growth depends upon the successful development and introduction of new hardware and software products. We cannot assure you that these or other new products will be introduced on a timely basis or attain market acceptance. Due to the complexity of storage servers, and the difficulty in gauging the engineering effort required to produce new products, new products are subject to significant technical risks. We cannot assure you that new products will be introduced on a timely basis or at all. In the past, we have experienced delays in the shipments of our new products, resulting in delay or loss of product sales. If new products are delayed or do not achieve market acceptance, our operating results will be materially adversely affected. The computer industry is changing both dramatically and rapidly. The development of "open systems computing", the introduction of the Internet, new fibre technologies and the increasing storage density in disk drive technologies, have caused an increase in new product development and shorter time to bring the new products to market. While we believe that our Virtual Storage Architecture and StorageSuite products are advanced when compared to competitive products, and complement many other products utilized in total customer solutions, there can be no assurance that this will continue in the future. The failure to remain consistently ahead of competitive technologies would have a negative impact on our operating results and financial condition.

WE ARE SUBJECT TO COMPETITION AND PRICING PRESSURES.

     The information storage market is extremely competitive. Companies such as EMC Corporation, IBM Corporation, Hitachi Data Systems, Storage Technology, Sun Microsystems, and more than 100 other public and private companies provide disk arrays for a wide variety of computer systems, workstations and PCs. Although we are currently unaware of any other vendor offering an asynchronous transfer RAID 7 disk array, many of our competitors benefit from greater market recognition and have greater financial, research and development, production and marketing resources than ours. There can be no assurance that we will be able to compete successfully against existing companies or future entrants to the marketplace. Furthermore, reductions in the price of competitive products, changes in discount levels or announcements by our competitors of new generations of high-performance systems may adversely affect sales of our products.

OUR PRODUCTS HAVE LIMITED MARKET ACCEPTANCE.

     Our RAID 7 and proposed products are based on designs, which have not yet received widespread acceptance in the market for commercially available storage systems. Prospective customers may require a longer evaluation period for these products than for storage systems marketed by more established companies. Our sales and marketing strategy contemplates sales of its storage systems for both technical and commercial applications. There can be no assurance that we will be able to penetrate either storage market, to any significant extent, or in the time frames sufficient to assure its success. Our failure to penetrate these storage markets on a timely basis would have a materially adverse impact upon our operations and prospects. Large computer users may be slow to adopt new products for use in their core applications, particularly systems that entail significant capital investment. In addition, our products could be subject to export controls imposed by the United States Government, which could create delays in the sale of our systems in international markets. Any significant delay in market acceptance of our products could result in the marketing of our products at a time when their cost and performance characteristics are not competitive.

UNDETECTED SOFTWARE ERRORS OR FAILURES FOUND IN NEW PRODUCTS MAY RESULT IN LOSS OF OR DELAY IN MARKET ACCEPTANCE OF OUR PRODUCTS, WHICH COULD MATERIALLY ADVERSELY AFFECT OUR OPERATING RESULTS.

     Our products may contain undetected software errors or failures when first introduced or as new versions are released. Despite testing by us and by current and potential customers, errors may not be found in new products after commencement of commercial shipments, resulting in loss of or delay in market acceptance, which could materially adversely affect our operating results.

THE MARKET PRICE FOR OUR COMMON STOCK HAS FLUCTUATED SIGNIFICANTLY IN THE PAST AND WILL LIKELY CONTINUE TO DO SO IN THE FUTURE AND ANY BROAD MARKET FLUCTUATIONS MAY MATERIALLY ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

     The market price for our Common Stock has been volatile in the past, and several factors could cause the price to fluctuate substantially in the future. These factors include:

     .  fluctuations in our operating results;

     . flctuations in the valuation of companies perceived by investors to be comparable to us;

     . a shortfall in revenues or earnings compared to securities analysts' expectations;

     .  changes in analysts' recommendations or projections;

     . announcements of new products, applications or product enhancements by us or our competitors; and

     .  changes in our relationships with our suppliers or customers.

     In addition, the stock market has experienced volatility that has particularly affected the market prices of equity securities of many high technology companies and that often has been unrelated to the operating results of such companies. As a result, the market price of our Common Stock may fluctuate significantly in the future and any broad market fluctuations may adversely affect the market price of our Common Stock. Due to all of the foregoing, the current market price of our Common Stock may not be indicative of future market prices.

A LIMITED PUBLIC TRADING MARKET EXISTS FOR OUR COMMON STOCK.

     Currently, a limited established public trading market exists for our Common Stock. The sales of a substantial number of shares in the public market could adversely affect the market price for our Common Stock.

COMPETITORS ARE FORMING BUSINESS ALLIANCES.

     Many companies are forming business alliances with their competitors, to be able to provide totally integrated storage solutions to their customers. One result of these alliances is to effectively preclude competitive products from being offered to the customers. Many of the relationships are exclusive and our failure to develop similar relationships will effectively reduce the number of qualified sales opportunities we will have for our products in the future. We believe that we address this issue by our return to the reseller channel sales model and effectively having the integrators and value added-resellers perform the solution selling required. Our failure to open these sales channels will have a negative effect on our operating results and financial condition.

WE REQUIRE NEAR FLAWLESS OPERATIONS.

     Our products operate near the limits of electronic and physical performance and are designed and manufactured with relatively small tolerances. If flaws in design, production, assembly or testing were to occur by us or our suppliers, we could experience a rate of failure in our products that would result in substantial repair or replacement costs and potential damage to our reputation. There can be no assurance that our efforts to monitor, develop and implement appropriate test and manufacturing processes for its products will be sufficient to permit us to avoid a rate of failure in our products that results in substantial delays in shipment, significant repair or replacement costs and potential damage to our reputation, any of which could have a material adverse effect on our business, results of operations or financial condition.

WE HAVE SIGNIFICANT FOREIGN SALES.

     Approximately, 46%, 56% and 45% of our revenues during our fiscal years ended December 31, 1998, 1999 and 2000, respectively, were derived from sales made outside of the United States. Our profitability and financial condition are materially dependent on the success of our foreign sales efforts. In general, our foreign sales are subject to certain inherent risks, including unexpected changes in regulatory and other legal requirements, tariffs and other trade barriers, longer accounts receivable payment cycles and the possibility of increased difficulty in collection of accounts receivable, difficulty in the management of foreign operations, potentially adverse tax consequences including restrictions on the repatriation of earnings, and the burdens of compliance with a wide variety of foreign laws. Currency transaction gains or losses on conversion to United States dollars from foreign sales denominated in foreign currencies may also contribute to fluctuations in our results of operations. There can be no assurance that these factors will not have an adverse impact on our future foreign sales and, consequently, on our operating results. We do not presently engage in the hedging of foreign currencies or similar activities.

WE HAVE ISSUED PREFERRED STOCK AND HAVE THE ABILITY TO ISSUE ADDITIONAL PREFERRED STOCK IN THE FUTURE.

     We have outstanding 37,000 shares of Preferred Stock and may issue up to an aggregate total of 883,000 additional shares of preferred stock in the future without further shareholder approval and upon such terms and conditions, and having such rights, privileges and preferences, as our Board of Directors may determine. The rights of the holders of the Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any shares of Preferred Stock that may be issued in the future. The issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire us, or of discouraging a third party from acquiring, a majority of our outstanding voting stock.

CONVERSION OF SERIES A AND SERIES C PREFERRED STOCK COULD HAVE A DILUTIVE
IMPACT.

     The conversion of the Series A and C Preferred Stock could have a dilutive impact on the percentage of ownership of the current holders of the Common Stock. The shares of Common Stock issuable upon conversion of the Series A and C Preferred Stock could represent greater than 20% the total number of outstanding shares of Common Stock. Because holders of the Series A and C Preferred Stock will have the opportunity to convert the Series A and C Preferred Stock into Common Stock at less than market rates each conversion will result in a dilution of the ownership interests of the current holders of Common Stock. As of August 31, 2001, 20,000 shares of Series A Preferred Stock and 12,000 shares of Series C Preferred Stock are issued and outstanding. If the conversion price with respect to Series A and C Preferred Stock were to be reduced to $2.00, as a result of declines in the market value of the Common Stock (and assuming conversion of all remaining shares of Series A and Series C Preferred Stock at such prices), the holders of the Series A and C Preferred Stock would receive 7,538,461 shares of Common Stock (representing approximately 32.29% of the number of shares of Common Stock issued and outstanding following such conversion); such number of shares of Common Stock could be further increased (resulting in greater dilution of the current holders of Common Stock) upon exercise of warrants associated with the Series A and C Preferred Stock or as a result of issuance of Common Stock in payment of dividends on the Series A and C Preferred Stock.

     The following table is based on the conversion of the remaining 20,000 shares of issued and outstanding Series A Preferred Stock and sets forth (i) the effective conversion price at the time of the prevailing market price at which the Preferred Stock may be converted into shares of Common Stock, reflecting the 35% discount for the Series A Preferred Stock (assuming, at the date of each such reduction, that the prevailing market price for the Common Stock is equal to, 25% less than, 50% less than, and 75% less than the closing market price of the Common Stock on August 31, 2001), (ii) the number of shares of Common Stock issuable upon conversion of all of the Series A Preferred Stock at such conversion price (assuming the Company does not issue any shares of Common Stock in payment of dividends on the Series A and C Preferred Stock), and
(iii) the percentage of the total number of shares of Common Stock issued and outstanding that would be represented by the shares of Common Stock issuable at such conversion price. The conversion price for the Series A Preferred Stock will be the lower of $8.6625 or 65% of the market price of the Common Stock just prior to the conversion date.

Shares of Common Stock Issuable upon Conversion of 20,000 Shares of Series A Preferred Stock (Assuming 0%, 25%, 50% and 75% Reductions in Market Price for Common Stock)



              __________________________________________________________

                       -------------------------------------------------

                                        Number of         Percentage
                                        Shares of         Ownership
                                        Common            of Converted
          Market       Conversion       Stock             Preferred
          Price        Price            Issuable          Stock
          -----        -----            --------          -----
          5.73            3.72            536,985           3.29%
          4.30            2.79            715,980           4.33%
          2.87            1.86          1,073,970           6.36%
          1.43            0.93          2,147,939          11.96%

     The following table is based on the conversion of the remaining 12,000 shares of Series C Preferred Stock and sets forth (i) the effective conversion price at the time of the various reductions in the percentage of the prevailing market price at which the Series C Preferred Stock may be converted into shares of Common Stock (assuming, at the date of each such reduction, that the prevailing market price for the Common Stock is equal to, 25% less than, 50% less than, and 75% less than the closing market price of the Common Stock on August 31, 2001), (ii) the number of shares of Common Stock issuable upon conversion of all of the Series C Preferred Stock at such conversion price (assuming the Company does not issue any shares of Common Stock in payment of dividends on the Series C Preferred Stock), and (iii) the percentage of the total number of shares of Common Stock issued and outstanding that would be represented by the share of Common Stock issuable at such conversion price. The Series C Preferred Stock conversion price will be the lesser of $13.25 and the market price of Common Stock. Under the terms of the Series C Preferred Stock and the related warrants, the shares of Series C Preferred Stock are convertible and the warrants exercisable by any holder only to the extent that the number of shares of Common Stock issuable pursuant to such securities, together with the number of shares of Common Stock owned by such holders and its affiliates (but not including shares of Common Stock underlying unconverted shares of Series C Preferred Stock or unexercised portions of the warrants) would not exceed 4.9% of the then outstanding Common Stock as determined in accordance with Rule 13d-3 under the Exchange Act

     Shares of Common Stock Issuable upon Conversion of 12,000 Shares of Series C Preferred Stock (Assuming 0%, 25%, 50% and 75% Reductions in Market Price for Common Stock)


              __________________________________________________________

                       -------------------------------------------------

                                        Number of         Percentage
                                        Shares of         Ownership
                                        Common            of Converted
          Market       Conversion       Stock             Preferred
          Price        Price            Issuable          Stock
          -----        -----            --------          -----
          5.73            5.73          2,094,214          11.70%
          4.30            4.30          2,792,321          15.01%
          2.87            2.87          4,188,482          20.95%
          1.43            1.43          8,376,963          34.64%

NO MAXIMUM NUMBER OF SHARES OF COMMON STOCK ISSUED UPON CONVERSION.

     There is no minimum average trading price that fixes the maximum number of shares of Common Stock that can be issued upon the conversion of Series A and C Preferred Stock. The terms of the Series A Preferred Stock, however, provide that, should the market price for Common Stock decline to less than $4.00 per share, the Series A Preferred Stock may not be converted for a period of 30 days or until the market price exceeds $4.00 (if earlier). Similarly, should the market price for Common Stock decline to less than $2.00 per share, the Series A Preferred Stock may not be converted for a 30-day period or until the market price exceeds $2.00 (if earlier).

THE OWNERSHIP AND CONTROL OF THE COMPANY IS CONCENTRATED.

     At August 31, 2001 our executive officers and directors beneficially owned approximately 30.16% of the outstanding shares of our Common Stock. Theodore J. Goodlander, our CEO, directly owns approximately 25.44% of the outstanding shares of our Common Stock, 10,000 shares of our Series A 8% Convertible Preferred Stock, which were convertible on August 31, 2001 into 351,692 shares of Common Stock, and a warrant for the purchase of 44,000 shares of Common Stock. If Mr. Goodlander were to convert his shares of Series A 8% Convertible Preferred Stock into shares of Common Stock at the conversion rate in effect on August 31, 2001 and exercise his warrant, he would own approximately 33.23% of the then outstanding shares of our Common Stock. In addition, trusts established for the benefit of Mr. Goodlander's children own approximately 20.82% of the outstanding shares of Common Stock, 10,000 shares of our Series A Convertible Preferred Stock, which were convertible on September 1, 2001 into 351,692 shares of Common Stock, and a warrant for the purchase of 44,000 shares of Common Stock. Although Mr. Goodlander does not exercise any voting control over such shares, the trustees may vote with Mr. Goodlander and effectively control the management and affairs of the Company. Thus, any new shareholders probably will own a number of shares of Common Stock that will be insufficient to permit them to influence or control the management or policies of the Company.

WE HAVE ADDITIONAL FINANCING REQUIREMENTS.

     We believe that we have sufficient liquidity to undertake certain designated activities and to fund operations through June 30, 2002. However, our long-term continued operations depend upon cash flows from operations, if any, and the availability of additional equity or debt financing. In light of our current cash and working capital positions, it is uncertain that we would be able to generate sufficient cash flows from operations to sustain and continue to fund growth and expansion without an additional equity or debt offering in the future. There can be no assurances that we could successfully complete a debt or equity offering in the future, on terms satisfactory to us, if at all. Currently, we have no credit facility in place.

THERE IS LIMITED LIABILITY OF DIRECTORS AND OFFICERS.

     We, in our Certificate of Incorporation and By-laws, as amended and restated, have adopted certain provisions of Delaware General Corporation Laws ("DGCL"), which afford our directors and officers limited liability and/or indemnification in certain circumstances. The availability of these protections may, in some cases, affect our response to unsolicited attempts by third parties to take over or otherwise gain control of the Company.

THERE IS LIMITED SENIOR EXECUTIVE STAFF.

     Our senior executive management is composed solely of a small core group of individuals. Our executive management function is highly concentrated among a limited number of key managers. Accordingly, the departure of one or more of such executive managers could have an adverse affect on our technological advancements or results of operations. Although we take appropriate steps to compensate our executive management, there can be no assurances that we will be able to attract or retain qualified senior management personnel.

OUR BUSINESS MAY SUFFER IF WE CANNOT PROTECT OUR INTELLECTUAL PROPERTY.

     We generally rely upon patent, copyright, trademark and trade secret laws and contract rights in the United States and in other countries to establish and maintain our proprietary rights in our technology and products.

However, there can be no assurance that any of our proprietary rights will not be challenged, invalidated or circumvented. In addition, the laws of certain countries do not protect our proprietary rights to the same extent, as do the laws of the United States. Therefore, there can be no assurance that we will be able to adequately protect our proprietary technology against unauthorized third-party copying or use, which could adversely affect our competitive position. Further, there can be no assurance that we will be able to obtain licenses to any technology that we may require to conduct our business or that, if obtainable, such technology can be licensed at a reasonable cost.

     We are aggressively pursuing the enforcement of our intellectual property rights after an extensive patent review conducted in 1999. Subsequently, in 2000, we retained a major law firm to enforce these rights against infringing parties, which our management believes to be extensive. In March 2001 we commenced litigation efforts against Hitachi Data Systems in the United Kingdom and against XIOTech Inc. and its parent company Seagate Technologies, LLC in the United States. Despite our legal representatives' efforts, there can be no assurance or predictability as to any amount of recovery, if any, or the length of time it will take us to recover any damages that may be recoverable. Despite our efforts to protect our intellectual property rights, unauthorized use may still occur, particularly in foreign countries.

CHANGES IN LAWS, REGULATIONS, OR OTHER CONDITIONS COULD ADVERSELY AFFECT OUR CONDITION.

     Our business, results of operations and financial condition could be adversely affected if any laws, regulations or standards, both foreign and domestic, relating to us or our products were newly implemented or changed.

LITIGATION THAT WE MAY BECOME INVOLVED IN MAY ADVERSELY AFFECT US.

     Both in the ordinary course of business and in our efforts to enforce our intellectual property rights against infringing parties, we may become involved in litigation, administrative proceedings and governmental proceedings. Such matters can be time-consuming, divert management's attention and resources and cause us to incur significant expenses. Furthermore, there can be no assurance that the results of any of these actions will not have a material adverse effect on our business, results of operations or financial condition.

THE COMPANY HAS ACQUIRED CYBERSTORAGE SYSTEMS AS A WHOLLY OWNED SUBSIDIARY.

     On September 14, 2000, the Company acquired CyberStorage Systems Corporation, which became a wholly-owned subsidiary of the Company. There can be no assurance that we will successfully integrate the two companies' products, personnel and operations.

                                USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares being offered by the selling stockholder; nor will such proceeds be available for our use or benefit. Although we will receive no proceeds from the sale of the shares of Common Stock issuable upon exercise of the Warrant, in the event that the Warrant is exercised, we will receive the proceeds from payment of the exercise price of the Warrant. We have agreed to use these proceeds for general corporate purposes. We will receive no additional consideration upon conversion of the Series E Preferred Shares into shares of Common Stock.

                                DIVIDEND POLICY

     We have never paid cash dividends on our Common Stock. We currently anticipate retaining all available funds, if any, to finance internal growth and product development. Payment of dividends in the future will depend upon our earnings and financial condition and such other factors as the directors may consider or deem appropriate at the time.

                              SELLING STOCKHOLDER

     We are registering 1,929,013 shares of Common Stock covered by this prospectus on behalf of the selling stockholder named in the table below, RGC, to permit the selling stockholder to resell the shares when it deems appropriate in accordance with the Plan of Distribution. These shares are issuable upon the conversion of the Series E Preferred Shares held by RGC and upon exercise of the Warrant.

     The following table sets forth the name of the selling stockholder, the number of shares beneficially owned by the selling stockholder prior to the Offering the number of shares that may be offered under this prospectus, and the number of shares and percentages of our outstanding Common Stock owned by the selling stockholder after this offering is completed. Except as set forth in the table below, the selling stockholder has not had a material relationship with us within the past three years other than as a result of the ownership of our securities. The number of shares in the column "Number of Shares Being Offered" represent all of the shares that the selling stockholder may offer under this prospectus and the following table assumes that all of the shares being registered will be sold. All information contained in the table below is based upon their beneficial ownership as of August 31, 2001.

     The number of shares of Common Stock beneficially owned by RGC prior to this offering represents the number of shares that was registered on Form S-3 Registration No. 333-47630. The number of shares of Common Stock being offered by RGC pursuant to this registration statement, represents 1.25 times the aggregate of the 771,605 shares of Common Stock issuable from the conversion of all of the Preferred Shares at $6.48 and the 771,605 shares of Common Stock issuable upon exercise of the Warrants at an exercise price of $10.80 per share. The Company is registering the 1,929,013 shares of Common Stock in this registration statement, pursuant to a Registration Rights Agreement between the Company and RGC dated as of August 16, 2001. The 1,929,013 shares of Common Stock included in this registration statement represents a good faith estimate of the maximum number of shares issuable upon conversion of all the Preferred Shares and full exercise of the Warrant and the actual number of shares of Common Stock ultimately offered by the selling shareholder may differ from that listed in the table below.

     The shares offered by this prospectus may be offered from time to time by the selling stockholder named below. We do not know how long the selling stockholder will hold the shares before selling them and we currently have no agreements, arrangements or understandings with the selling stockholder regarding the sale of any of the shares. The stockholder is not making representation that any shares covered by the prospectus will be offered for sale.

     RGC has sole investment and voting power with respect to the shares listed in the following table. For purposes of this table, a person is deemed to have "beneficial ownership" of any shares that such person has the right to acquire within 60 days. However, the number of shares in this table does not accurately represent the beneficial ownership of RGC and exceeds the number of shares of Common Stock that RGC could own beneficially at any given time through their ownership of shares of the Series C Preferred Stock, Series E Preferred Shares and related warrants. Under the terms of the Series C and Series E Preferred Stock and the related warrants, the shares of Series C and E Preferred Stock are convertible and the warrants exercisable by any holder only to the extent that the number of shares of Common Stock issuable pursuant to such securities, together with the number of shares of Common Stock owned by such holders and its affiliates (but not including shares of Common Stock underlying unconverted shares of Series C and E Preferred Stock or unexercised portions of the warrants) would not exceed 4.9% of the then outstanding Common Stock as determined in accordance with Rule 13d-3 under the Exchange Act.

     Percentage ownership is based on 15,805,878 shares of our Common Stock outstanding on August 31, 2001. For purposes of computing the percentage of outstanding shares held by RGC, any security which RGC has the right to acquire within 60 days is deemed to be outstanding. For these calculations, we have assumed that the 1,543,210 shares of Common Stock issuable upon conversion of the Series E Preferred Shares and full exercise of the Warrant and the 2,858,818 shares of Common Stock issuable upon conversion of the shares of Series C Preferred Stock held by RGC, at the conversion price in effect on September 7, 2001 and full exercise of the related warrant will be outstanding after the offering.


                                                                                               Number of
                                                     Number of                                 Shares            Percent of Shares
                                                     Shares Beneficially      Number of        Beneficially      Beneficially
                                                     Owned Prior to           Shares Being     Owned After       Owned After
Name of selling stockholder                          Offering                 Offered          Offering (1)      Offering
--------------------------------------------------   -------------------      ------------     --------------    -----------------
RGC International Investors, LDC                     4,787,831 (2) (3)        1,929,013 (3)    2,858,818         14.15%

TOTAL

__________________________________________
     (1) Assumes sale of all of the shares offered by this Prospectus, but retention of all other shares of Preferred Stock.
     (2) Includes 2,677,686 shares of Common Stock issuable upon conversion of the Series C Preferred Stock and 181,132 shares of Common Stock issuable upon the exercise of a warrant at $21.71 per share, relating to the Series C Preferred Shares held by RGC, which were registered on Form S-3, Registration No. 333-47630.
     (3) Includes 771,605 shares of Common Stock issuable upon conversion of the Series E Preferred Shares and 771,605, shares of Common Stock issuable upon exercise of the Warrant, plus an additional twenty-five percent (25%) of the aggregate number of such shares of Common Stock in accordance with a Registration Rights Agreement dated as of August 16, 2001 between RGC and the Company.



DESCRIPTION OF CAPITAL STOCK

     Authorized Capital Stock


     Our authorized capital stock consists of 50,000,000 shares of Common Stock, par value $0.001, and 1,000,000 shares of Preferred Stock, par value $0.001. Of our authorized Preferred Stock, 90,000 shares have been designated Series A 8% Convertible Preferred Stock, 20,000 shares have been designated Series B 8% Convertible Preferred Stock, 12,000 shares have been designated Series C 8% Convertible Preferred Stock, 5,000 shares have been designated Series E Convertible Preferred Stock and 870,000 shares remain undesignated. Our Board of Directors has adopted a resolution authorizing the issuance of 3,000 shares of Series D 8% Convertible Preferred Stock, but we have not yet filed a certificate of designation to create the Series D 8% Convertible Preferred Stock. As of September 7, 2001, there were outstanding 15,805,878 shares of Common Stock held of record by approximately 400 shareholders. As of September 7, 2001, there were outstanding 20,000 shares of Series A 8% Convertible Preferred Stock held of record by two shareholders, which shares were convertible on September 7, 2001 into 703,384 shares of Common Stock. As of September 7, 2001, there were outstanding 12,000 shares of Series C Preferred Stock held of record by one shareholder, which shares were convertible into 2,592,000 shares of Common Stock. As of September 7, 2001, there were outstanding 5,000 shares of Series E Preferred Stock held of record by one shareholder, which shares were convertible into 771,605 shares of Common Stock; no shares of Series D Preferred Stock had been issued. The Company has outstanding stock options to purchase 2,657,322 shares of Common Stock and warrants and other convertible securities outstanding to purchase 1,574,020 shares of Common Stock.

     The following summary of certain provisions of the Common Stock and preferred stock is not intended to be complete and is qualified by reference to the provisions of applicable law and our amended and restated certificate of incorporation (as amended) and our amended and restated by-laws.

     Common Stock

     Holders of Common Stock are entitled to one vote for each share held. Subject to preferences that may be applicable to any Preferred Stock outstanding at the time, the holders of the outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefore at such times and in such amount as the Board may from time to time determine. The Common Stock is not entitled to preemptive rights and is not subject to redemption. Upon liquidation, dissolution or winding-up of the Company, the assets legally available for distribution to stockholders are distributable ratably among the holders of the Common Stock and any participating Preferred Stock outstanding at that time after payment of liquidation preferences, if any, on any outstanding Preferred Stock and payment of other claims of creditors. Each outstanding share of Common Stock is validly issued, fully paid and nonassessable.

     Series A 8% Convertible Preferred Stock

     We have issued 80,000 shares of our Series A 8% Convertible Preferred Stock of which 20,000 shares were outstanding on August 31, 2001. The shares of Series A Preferred Stock are pari passu with Series C Preferred Stock and rank senior to all other shares of our capital stock, including shares of our Common Stock. Upon liquidation, dissolution or winding-up of the Company or the commencement of certain bankruptcy proceedings involving the Company, the holders of our Series A 8% Convertible Preferred Stock are entitled to receive an amount equal to $130 per share, plus accrued and unpaid dividends, before any payments or distributions of our assets to other shareholders. The holders of our Series A 8% Convertible Preferred Stock have the right to require us to treat certain changes in the control of the Company as a liquidation pursuant to which we will be required to distribute to them the same preferential amount they would receive upon a liquidation, dissolution or winding up of the Company. Each share of Series A 8% Convertible Preferred Stock has a stated value of $100 and is entitled to receive dividends at the rate of $8 per year, payable semi-annually. We have the option of paying dividends in cash or through the issuance of shares of our Common Stock to the holders of Series A 8% Convertible Preferred Stock. Subject to certain restrictions, the holders of our Series A 8% Convertible Preferred Stock have the right to convert their shares of Series A 8% Convertible Preferred Stock into Common Stock at a conversion price equal to the lesser of (i) $8.6625 per share (110% of the market price of our Common Stock on April 19, 2000) or (ii) a discount of 35% from the market price of our Common Stock on the date of conversion. We are required to convert any shares of our Series A Preferred Stock remaining outstanding on April 19, 2003 into shares of Common Stock. We have the right to redeem our Series A 8% Convertible Preferred Stock at any time before April 19, 2003 at a price of $125 per share plus accrued and unpaid dividends, so long as on the date of redemption the market price of our Common Stock is less than $8.6625 per share (110% of the market price of our Common Stock on April 19, 2000). The holders of our Series A 8% Convertible Preferred Stock generally do not have voting rights, although the consent of the holders of 90% of the then-outstanding shares of Series A 8% Convertible Preferred Stock is required for certain fundamental changes in the rights, preferences or priority of our Series A Preferred Stock.

     Series B 8% Convertible Preferred Stock

     We had issued 20,000 shares of our Series B Preferred Stock. We redeemed all of the outstanding shares of Series B 8% Convertible Preferred Stock on May 21, 2001 for $1,277,555. We are not permitted to reissue Series B Preferred Stock.

     Series C 8% Convertible Preferred Stock

     We have issued 12,000 shares of our Series C Preferred Stock, all of which were outstanding on August 31, 2001. The shares of Series C Preferred Stock are pari passu with Series A Preferred Stock and rank senior to all other shares of our capital stock, including shares of our Common Stock. Upon liquidation, dissolution or winding-up of the Company or the commencement of certain bankruptcy proceedings involving the Company, the holders of our Series C Preferred Stock are entitled to receive an amount equal to $1,000 per share, plus accrued and unpaid dividends, before any payments or distributions of our assets to other shareholders. The holders of our Series C Preferred Stock have the right to require us to treat certain changes in the control of the Company as a liquidation pursuant to which we will be required to distribute to them 120% of the same preferential amount they would receive upon a liquidation, dissolution or winding up of the Company. Each share of Series C Preferred Stock has a stated value of $1,000 and does not bear dividends. The holders of our Series C Preferred Stock have the right to convert their shares of Series C Preferred Stock into Common Stock at a conversion price equal to the lesser of (i) $13.25 per share or (ii) the market price for Common Stock. We are required to convert any shares of our Series C Preferred Stock remaining outstanding on October 31, 2003 into shares of Common Stock. Once the market price for a share of Common Stock is greater than $19.875 per share, we have the right to redeem our Series C Preferred Stock at any time before October 31, 2003 at a conversion price per share equal to the market price, so long as on the date of redemption the market price of our Common Stock is more than $13.25 per share. The holders of our Series C Preferred Stock generally do not have voting rights, although the consent of the holders of a majority of the then-outstanding shares of Series C Preferred Stock is required for certain fundamental changes in the rights, preferences or priority of our Series C Preferred Stock.

     Series D 8% Convertible Preferred Stock

     Our Board of Directors has adopted a resolution authorizing the issuance of 3,000 shares of Series D 8% Convertible Preferred Stock upon the satisfaction of certain conditions prior to July 31, 2001. Because these conditions were not satisfied met prior to that date, the Series D 8% Preferred Stock will not be issued.

     Series E Convertible Preferred Stock

     We have issued 5,000 shares of our Series E Preferred Stock, all of which were outstanding on August 31, 2001. The shares of Series E Preferred Stock are junior to the Series A Preferred Stock and Series C Preferred Stock and rank senior to all other shares of our capital stock, including shares of our Common Stock. Upon liquidation, dissolution or winding-up of the Company or the commencement of certain bankruptcy proceedings involving the Company, the holders of our Series E Preferred Stock are entitled to receive an amount equal to $1,000 per share, plus a premium amount equal to 8% per annum of their stated since their date of issuance, before any payments or distributions of our assets to other shareholders. Each share of Series E Preferred Stock has a stated value of $1,000 and does not bear dividends. Subject to the limitation on beneficial ownership and certain American Stock Exchange rules the holders of our Series E Preferred Stock have the right to convert their shares of Series E Preferred Stock into Common Stock at a conversion price equal to $6.48 per share. We are required to convert any shares of our Series E Preferred Stock remaining outstanding on October 31, 2003 into shares of Common Stock. The holders of our Series E Preferred Stock generally do not have voting rights, although the consent of the holders of a majority of the then-outstanding shares of Series E Preferred Stock is required for certain fundamental changes in the rights, preferences or priority of our Series E Preferred Stock.

     Undesignated Preferred Stock

     Our Board of Directors is authorized to issue up to 883,000 shares of Preferred Stock, in one or more series with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in a Board resolution or resolutions providing for the issue of such series without any further vote or action by the stockholders. The Board may authorize the issuance of such Preferred Stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the Common Stock. Thus, the issuance of the currently undesignated Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company.

                             PLAN OF DISTRIBUTION

Selling Stockholder

     Pursuant to this Prospectus, the selling stockholder is offering from time to time, in whole or in part, an aggregate of 1,929,013 shares of Common Stock for resale hereunder for its own account at such prices and on such terms as are available at the time of sale. The proceeds from any sales of Common Stock by the selling stockholder will not be received by the Company.

     We will pay substantially all expenses incurred in the offering and sale of the Common Stock to the public, other than commissions, concessions and discounts of dealers or agents. These expenses (excluding such commissions and discounts) are estimated to be approximately $62,218.37. For its shares, the selling stockholder will receive the purchase price of the shares sold less any agent's commissions, discounts and other related expenses.

     The shares being offered by the selling stockholder or its respective pledgees, donees, transferees or other successors in interest, will be sold from time to time in one or more transactions (which may involve block transactions):


     . on the American Stock Exchange or on such other market on which the common stock may from time to time be trading;

     .  in privately-negotiated transactions;

     .  through the writing of options on the shares;

     .  short sales; or

     .  any combination thereof.

     The sale price to the public may be:

     .  the market price prevailing at the time of sale;

     .  a price related to such prevailing market price;

     .  at negotiated prices; or

     . such other price as the selling stockholder determines from time to time.

     The shares may also be sold pursuant to Rule 144. The selling stockholder shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

     The selling stockholder or its respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholder cannot assure that all or any of the shares offered in this prospectus would be issued to, or sold by, the selling stockholder. The selling stockholder and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed "underwriters" as that term is defined under the Securities Act or the Exchange Act, or the rules and regulations under such acts.

     The selling stockholder, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If a selling stockholder enters into such an agreement or agreements, the relevant details will be set forth in a supplement or revisions to this prospectus.

     The selling stockholder and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholder or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited form simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

     We have agreed to indemnify the selling stockholder, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the selling stockholder or its respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

     In order to comply with the securities laws of certain states, if applicable, the shares may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

LEGAL MATTERS

     The legality of our shares of Common Stock offered by this prospectus will be passed upon for us by Peabody & Arnold LLP, 50 Rowes Wharf, Boston, Massachusetts 02110. William E. Kelly, a partner at Peabody & Arnold LLP, is our Secretary.

EXPERTS

     Our consolidated financial statements as of December 31, 2000 and December 31, 1999 and for each of the three years in the period ended December 31, 2000, incorporated herein by reference, have been audited by BDO Seidman, LLP, independent certified public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

WE HAVE AUTHORIZED NO ONE TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS THAT ARE NOT CONTAINED IN THIS PROSPECTUS. YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION.

THIS PROSPECTUS DOES NOT OFFER TO SELL OR BUY ANY SHARES IN ANY JURISDICTION WHERE IT IS UNLAWFUL. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENT.

================================================================================
No dealer, sales representative or
any other person has been
authorized to give information or
make any representation not
contained in this prospectus in                        1,929,013 Shares
connection with the offer made by
this prospectus and, if given or
made, such information or
representation must not be relied
upon as having been authorized by
the Company. This prospectus does
not constitute an offer to sell or
a solicitation of an offer to buy
any securities other than those
specifically offered hereby or of
any securities offered hereby in
any jurisdiction to any person to
whom it is unlawful to make an
offer or solicitation in such
jurisdiction. Neither the delivery
of this prospectus nor any sale
made hereunder shall, under any
circumstances, create an
implication that there has been no
change in the affairs of the
Company since the date hereof or
that the information contained
herein is correct as of any time               Storage Computer Corporation
subsequent to the date hereof.                         Common Stock





                                                      _________________

                                                        PROSPECTUS
                                                      _________________



                                                            [Date]

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM 14.  OTHER EXPENSES OF ISSUANCES AND DISTRIBUTION

     The expenses relating to the registration of the Shares hereunder will be borne by us. Such expenses are estimated to be as follows:

     Securities and Exchange Commission Registration Fee            $ 2,218.37
     AMEX Listing Application Fee                                   $17,500.00
     Legal Fees and Expenses                                        $30,000.00
     Accounting Fees and Expenses                                   $ 7,500.00
     Printing and Engraving                                         $ 1,000.00
     Transfer Agent and Registrar Fees                              $ 1,000.00
     Miscellaneous                                                  $ 3,000.00
     TOTAL EXPENSES                                                 $62,218.37

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law ("DGCL") permits indemnification of officers and directors in certain circumstances. As permitted by the DGCL, we have included a provision in our Certificate of Incorporation that, subject to certain limitations, eliminates our ability and that of our stockholders to recover monetary damages from a director of our Company for breach of fiduciary duty as a director. Additionally, our By-Laws contain provisions that we must indemnify and make advances to officers and directors, for all liabilities which they incur in discharging claims made against them for their activities as a director or officer of us that are incurred during their tenure with us, except claims brought against an employee, officer or director, which are based upon acts of the employee, officer or director, which were not performed in "good faith".

     Limitation of Personal Liability of Directors. The DGCL provides that a corporation's certificate of incorporation may include a provision limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, no such provision can eliminate or limit the liability of a director for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) violation of certain provisions of the DGCL with respect to unlawful distributions to stockholders, (iv) any transaction from which the director derived an improper personal benefit, or (v) any act or omission prior to the adoption of such a provision in the certificate of incorporation. Our Certificate of Incorporation contains a provision eliminating the personal liability of its directors for monetary damages to the extent permitted under Delaware law.

     Indemnification of Directors and Officers. Under the DGCL, a corporation may not indemnify any director, officer, employee or agent made, or threatened to be made party to any threatened, pending or completed proceeding, unless such person acted in good faith and in a manner such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. Our By-Laws contain provisions which require us to indemnify such persons to the full extent permitted by the DGCL.

     The DGCL also establishes several mandatory rules for indemnification. In the case of a proceeding by or in the right of the corporation to procure judgment in its favor (e.g., a stockholder derivative suit), a corporation may indemnify an officer, director, employee or agent if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. Our By-Laws contain provisions which require us to indemnify such persons to the full extent permitted by the DGCL.

     The DGCL also establishes several mandatory rules for indemnification. In the case of a proceeding by or in the right of the corporation to procure a judgment in its favor (e.g., a stockholder derivative suit), a corporation may indemnify an officer, director, employee or agent if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; provided, however, that no person adjudged to be liable to the corporation may be indemnified unless, and only to the extent that, the Delaware Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court deems proper. A director, officer, employee or agent who is successful, on the merits or otherwise, in defense of any proceeding subject to the DGCL's indemnification provisions must be indemnified by the corporation for reasonable expenses incurred therein, including attorney's fees.

     The DGCL and our By-Laws state that a determination must be made that a director or officer has met the required standard of conduct before the director or officer may be indemnified. The determination may be made by (i) a majority vote of a quorum of disinterested directors, (ii) independent legal counsel (selected by the disinterested directors) or (iii) the stockholders.

     The DGCL and our By-Laws require us to advance reasonable expenses to a director or officer after such person provides an undertaking to repay the corporation if it is determined that the required standard of conduct has not been met. In addition, the our By-Laws permit us to advance expenses to other employees and agents in a similar manner.

     The indemnification and advancement of expenses described above under the DGCL is not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law agreement, vote of stockholders or disinterested directors or otherwise.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us, pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities Exchange and Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 16.  EXHIBITS

     The following exhibits are filed with this registration statement or incorporated by reference:

     Exhibit No.    Description

     4.1+ Description of our Common Stock (incorporated by reference to our Registration Statement on Form 8-A filed February 5,
                    1995).

     4.2+ Certificate of Designation of Series E Convertible Preferred Stock of Storage Computer Corporation (incorporated by reference to Exhibit 3.1 to our Report on Form 8-K filed August 22, 2001).

     4.3+ Registration Rights Agreement dated as of August 15, 2001 by and among Storage Computer Corporation and the investors name therein (incorporated by reference to Exhibit 4.1 to our Report on Form 8-K filed August 22, 2001).

     4.4+ Stock Purchase Warrant dated as of August 16, 2001 to purchase 771,605 shares of Storage Computer Corporation common stock (incorporated by reference to Exhibit 4.2 to our Report on Form 8-K filed August 22, 2001).

     10.1+ Securities Purchase Agreement dated as of August 15, 2001 by and among Storage Computer Corporation and the buyers named therein (incorporated by reference to Exhibit 10.1 to our Report on Form 8-K filed August 22, 2001).

     5.1            Opinion of Peabody & Arnold LLP.

     23.1           Consent of BDO Seidman, LLP.

     23.2           Consent of Peabody & Arnold LLP (included in Exhibit 5.1).

     24             Power of Attorney (included in signature page hereto).

     +Previously filed.


ITEM 17.  UNDERTAKINGS

The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a

            20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered, which remain, unsold at the termination of the offering.

       (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashua, State of New Hampshire, on this 18th day of September 2001.

                                                 STORAGE COMPUTER
                                                 CORPORATION

                                                 By: /s/ Peter N. Hood
                                                    --------------------------
                                                    Peter N. Hood
                                                    Chief Financial Officer

                               POWER OF ATTORNEY

     The undersigned directors and officers of Storage Computer Corporation hereby severally constitute and appoint Peter N. Hood and Theodore J. Goodlander as our true and lawful attorneys-in-fact and agent with full power of substitution, and each of them acting alone to execute in our name and behalf in the capacities indicated below any and all amendments to this registration statement to be filed with the Securities and Exchange Commission and hereby ratify and confirm all that such attorney-in-fact and agent shall lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in their capacities and on the dates indicated.

Signature                               Title                                               Date
---------                               -----                                               ----
/s/ Theodore J. Goodlander              Chairman of the Board of Directors and              September 18, 2001
----------------------------
Theodore J. Goodlander                  Chief Executive Officer
                                        (Principal Executive Officer)

/s/ Edward A. Gardner                   President and Director                              September 18, 2001
----------------------------
Edward A. Gardner

/s/ Peter N. Hood                       Treasurer and Chief Financial Officer (Chief        September 18, 2001
----------------------------
Peter N. Hood                           Financial and Accounting Officer)

/s/ Roger E. Gauld                      Director                                            September 18, 2001
----------------------------
Roger E. Gauld

/s/ John L. Thonet                      Chief Operating Officer and Director                September 18, 2001
----------------------------
John L. Thonet

                                        Director                                            September __, 2001
----------------------------
Steven S. Chen

/s/ Thomas A. Wooters                   Director                                            September 18, 2001
----------------------------
Thomas A. Wooters

                               INDEX TO EXHIBITS

     Exhibit No.    Description

     4.1+ Description of our Common Stock (incorporated by reference to our Registration Statement on Form 8-A filed February 5,
                    1995).

     4.2+ Certificate of Designation of Series E Convertible Preferred Stock of Storage Computer Corporation (incorporated by reference to Exhibit 3.1 to our Report on Form 8-K filed August 22, 2001).

     4.3+ Registration Rights Agreement dated as of August 15, 2001 by and among Storage Computer Corporation and the investors name therein (incorporated by reference to Exhibit 4.1 to our Report on Form 8-K filed August 22, 2001).

     4.4+ Stock Purchase Warrant dated as of August 16, 2001 to purchase 771,605 shares of Storage Computer Corporation common stock (incorporated by reference to Exhibit 4.2 to our Report on Form 8-K filed August 22, 2001).

     10.1+ Securities Purchase Agreement dated as of August 15, 2001 by and among Storage Computer Corporation and the buyers named therein (incorporated by reference to Exhibit 10.1 to our Report on Form 8-K filed August 22, 2001).

     5.1            Opinion of Peabody & Arnold LLP.

     23.1           Consent of BDO Seidman, LLP.

     23.2           Consent of Peabody & Arnold LLP (included in Exhibit 5.1).

     24.1           Power of Attorney (included in signature page hereto).

       +Previously filed.